Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION CLOSES $100 MILLION TERM

LOAN FACILITY

MCLEAN, VA, December 22, 2004—Highland Hospitality Corporation (NYSE:HIH), a lodging real estate investment trust, or REIT, announced today that it has closed a three-year, $100 million term loan facility at a floating interest rate of 250 basis points over LIBOR. The facility is led by Wells Fargo Bank, N.A., as Administrative Agent, and PNC Bank, N.A., as Documentation Agent. Subject to certain conditions, the term loan facility allows for an increase in the commitment to $150 million.

Douglas W. Vicari, Highland’s EVP and Chief Financial Officer, stated, “We are very pleased to have completed a significant component of our capital structure with strong lenders that believe in our strategic direction. This term loan facility will allow us to fulfill our acquisition objectives in the near future, while giving us flexibility for growth going forward.”

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. The Company owns 17 hotel properties with an aggregate of 4,952 rooms in ten states. Additional information can be found on the Company’s website at www.highlandhospitality.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland Hospitality Corporation’s control. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.